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                                                                   Exhibit 23.1


                        CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
Cumulus Media Inc.:

         We consent to the incorporation by reference in this Registration Statement on Form S-4 of our report dated February 15, 2002, with respect to the consolidated balance sheets of Cumulus Media Inc. and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, stockholders' equity, and cash flows for the years then ended, and the related financial statement schedule, which report appears in the December 31, 2001 annual report on Form 10-K of Cumulus Media Inc. and to the reference to our firm under the heading "Experts" in the prospectus.


                                             KPMG LLP


Chicago, Illinois
June 20, 2002